Roadrunner Announces Board Change Downers Grove, IL (BUSINESS WIRE) — August 27, 2019 – Roadrunner Transportation Systems, Inc. (“Roadrunner” or the “company”) (NYSE: RRTS), a leading asset-right transportation and asset-light logistics service provider, today announced that Brian C. Murray has resigned from its board of directors due to the increased demands as CEO of Ryan Companies. Murray, who served as the chair of the audit committee, will be succeeded in that role by Donald C. Brown, who joined the board in May. “On behalf of our Board and management team, I would like to thank Brian for his valuable contributions to Roadrunner over the past four years. Brian’s commitment to Roadrunner, especially as audit committee chair, enabled us to navigate some challenging times and regain our current SEC filing status. We wish him great success in his expanding career and all future endeavors,” said Curt Stoelting, Chief Executive Officer of Roadrunner. Stoelting continued, “We are excited to have Don Brown in an expanded role as our audit committee chair. Don, whose career includes 20 years with FedEx, has extensive industry experience and knowledge in finance, risk management, SEC reporting, network design, human resources, management and administration.” About Roadrunner Transportation Systems, Inc. Roadrunner Transportation Systems is a leading asset-right transportation and asset-light logistics provider offering a full suite of services and solutions under the Roadrunner®, Active On-Demand® and Ascent Global Logistics® brands. The Roadrunner brand offers less-than-truckload, over-the-road truckload and intermodal services. Active On-Demand offers premium mission critical air and ground logistics solutions. Ascent Global Logistics offers domestic freight management, retail consolidation, international freight forwarding and customs brokerage. For more information, please visit Roadrunner’s websites, www.rrts.com and www.ascentgl.com. ### Contact: Reputation Partners Marilyn Vollrath 414-376-8834 ir@rrts.com